Exhibit 99.(h)(5)

FUND ACCOUNTING AND CO-ADMINISTRATION

SERVICES AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered into as of August 1, 2015, by and between the Tributary Funds, Inc., a Nebraska corporation (the “Company”), and Atlantic Fund Administration, LLC (d/b/a Atlantic Fund Services), a limited liability company organized under the laws of the State of Delaware (“AFS”).

WHEREAS, the Company is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) and has established several separate series of shares (collectively, the “Funds” and individually, a “Fund”), with each Fund having its own assets and investment policies;

WHEREAS, the Company and Tributary Capital Management, LLC (the “Adviser”), which acts as investment adviser to the Company, have entered into a Co-Administration Agreement dated October 1, 2006, as amended May 3, 2010 (the “Adviser Co-Administration Agreement”), under which Adviser provides certain administrative services to the Company; and

WHEREAS, the Company desires to retain AFS to provide certain officers, fund accounting, administration, and compliance support services to the Company, and AFS wishes to furnish such services.

NOW, THEREFORE, in consideration of the mutual agreements herein made, the parties hereto agree as follows:

1.  Appointment

The Company hereby appoints AFS to serve as fund accountant and co-administrator to the Company in accordance with the terms and conditions set forth in this Agreement, and AFS hereby accepts such appointment and agrees to perform the services and duties set forth in Exhibit A of this Agreement in consideration of the compensation provided for herein.

The Adviser provides certain administration services for the Company pursuant to the Adviser Co-Administration Agreement.  The Company agrees that in no event will AFS be responsible for the performance of any services that are the responsibility of the Adviser as set forth in the Adviser Co-Administration Agreement.

In connection with the foregoing, the Company has delivered to AFS copies of (i) the Company’s registration statement filed with the United States Securities and Exchange Commission (“SEC”) on Form N-1 and any amendments thereto, (ii) the Company’s Articles of Incorporation and By-Laws (“Organic Documents”), (iii) the policies and procedures adopted by the Funds, and (iv) any other documents, materials or information that AFS has reasonably requested to enable it to perform its duties pursuant to this

Agreement.  The Company will further, from time to time, furnish AFS with all amendments of or supplements to the foregoing.

2.  Regulatory Compliance

A.            AFS acknowledges that it is a service provider to the Company, as that term is used in connection with Rule 38a-1 under the 1940 Act (“Rule 38a-1”), and represents that it has established and implemented written policies and procedures reasonably designed to prevent, identify and correct violations of the Federal Securities Laws, as that term is defined in Rule 38a-1 and applies to a service provider.  AFS agrees to cooperate with the Company to the extent reasonably requested in connection with the Company fulfilling its obligations to monitor AFS’s operations to assure itself that AFS has established and implemented the required policies and procedures.

B.            The Company represents that the policies and procedures maintained by the Company immediately prior to the effective date hereof were reasonably designed to prevent, identify, and correct any material violations of the Federal Securities Laws, as that term is defined in Rule 38a-1 and applies to a registered management investment company.

3.  Changes in Accounting Procedures

Any changes by the Company that affect accounting practices and procedures under this Agreement and that have not been initiated by AFS shall only become effective upon written receipt and acceptance by AFS.

4.  Changes in Equipment, Systems, Service, Etc.

AFS reserves the right to make changes from time to time, as it deems advisable, relating to its services, systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the services provided to the Company under this Agreement.

5.  Compensation

AFS shall be compensated for providing the services set forth in this Agreement in accordance with the Fee Schedule set forth in a separate Fee Schedule and as mutually agreed upon and amended from time to time.

Except as hereinafter set forth, compensation shall be calculated and paid monthly. Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement.

The Company shall notify AFS in writing within thirty (30) calendar days following receipt of each invoice if the Company disputes any amounts in good faith.  The Company shall settle such disputed amounts within ten (10) calendar days of the day on which the parties agree to the amount to be paid.

6.  Performance of Services; Limitation of Liability

A.            AFS shall exercise reasonable care in the performance of its duties under this Agreement.  AFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company or Funds in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond AFS’ control, except a loss arising out of or relating to AFS’ refusal or failure to comply with the terms of this Agreement or from bad faith, gross negligence, or willful misconduct on its part in the performance of its duties under this Agreement.

B.            Notwithstanding any other provision of this Agreement and so long as AFS has not committed bad faith, gross negligence or willful misconduct in the performance of its duties under this Agreement, the Company shall indemnify and hold harmless AFS and its and their affiliates, officers, directors, employees and agents (“AFS Indemnitees”) from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys’ fees) that any AFS Indemnitee may sustain or incur or that may be asserted against any AFS Indemnitee by any person arising out of any action taken by it in performing the services hereunder:

(i)                                     In accordance with the performance standards recited in Section 6.A and Exhibit A;

(ii)                                  In reliance upon (v) the advice of the Company (other than an officer of the Company who is an employee of AFS or one of its affiliates (an “Affiliated Employee”)) or of counsel, who may be counsel to the Fund or counsel to AFS, and upon statements of accountants, brokers and other persons (other than an Affiliated Employee) reasonably believed in good faith by AFS to be expert in the matters upon which they are consulted, (w) any oral instruction that it receives and that it reasonably believes in good faith was transmitted by the person or persons (other than an Affiliated Employee) authorized by the Company to give such oral instruction provided that AFS shall have no duty or obligation to make any further inquiry or effort of certification of such oral instruction, (x) any written instruction (other than that of an Affiliated Employee) or certified copy of any resolution of the Company, and AFS may rely upon the genuineness of any such document or copy thereof reasonably believed in good faith by AFS to have been validly executed, (y) any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by AFS to be genuine and to have been signed or presented by a person (other than an Affiliated Employee) that AFS reasonably believes to have appropriate authority on behalf of the Company or other proper party or parties; or (z) any electronic instructions from the Company (other than those from an Affiliated Employee) in conformity with security procedures established by AFS from time to time in order to transmit security holder information or other information; and/or

(iii)                               That were caused by errors, of which AFS was not actually or reasonably aware, in records or instructions, explanations, information, specifications, documentation of any kind, as the case may be, supplied to AFS by (x) any person that is not an Affiliated Employee that provides or provided in the past services to the Company, including the previous administrator, co-administrator and/or investment adviser to the Funds, as well as, the obligations, responsibilities, actions, and decisions of the previous administrator and/or investment adviser to the Funds and (y) valuation or market information providers, pricing services, couriers, software houses, custodians, clearing systems or depositories, provided that if any such person described in clause (x) or (y) is chosen by Atlantic, then the selection of such person must have been reasonable under the circumstances (and the selection of such person shall be deemed reasonable if after notice explicitly identifying and supporting such selection, the Board of Directors of the Company does not object to such selection or if such persons are selected or retained at the direction of the Company or with the consent of the Company). As used in this Agreement, the term “investment adviser” includes all sub-advisers or persons performing similar services.

C.            Without limiting the generality of the foregoing and so long as AFS has not committed bad faith, gross negligence or willful misconduct in the performance of its duties under this Agreement, the Company shall further indemnify AFS Indemnitees against and save the AFS Indemnitees  harmless from any loss, damage or expense, including reasonable attorneys’ fees and other costs and expenses of a defense against any claim or liability, arising from any one or more of the following:

(i)                                     Errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to AFS by any third party described in Section 6(B)(iii) above or by or on behalf of the Company, or alleged infringement or misappropriation of any copyright, patent, trade secret or other intellectual property right by a AFS Indemnitee related to the use of the same in the performance of AFS’ obligations under this Agreement;

(ii)                                  Action taken or omitted to be taken by AFS pursuant to written or oral instructions of the Company;

(iii)                               Any action taken by AFS in good faith in accordance with the advice or opinion of counsel for the Company or a Fund or AFS;

(iv)                              Any improper use by the Company of any valuations or computations supplied by AFS pursuant to this Agreement;

(v)                                 The method of valuation of the Funds’ securities and the method of computing each Fund’s maturity or yield;

(vi)                              Any valuations of Fund securities, maturity or yield provided by any Fund’s investment adviser; and/or

(vii)                           if any law to which AFS or any third party is subject prevents or limits the performance of the duties and obligations of AFS.

D.            AFS shall indemnify and hold the Company and its directors, officers, employees and agents (other than any such persons employed by AFS) (collectively, the “Company indemnitees”) harmless from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys’ fees) that the Company indemnitees may sustain or incur or that may be asserted against the Company indemnitees by any person arising as a result of AFS’ refusal or failure to comply with the terms of this Agreement, and/or AFS’s bad faith, gross negligence or willful misconduct in the performance of its obligations under this Agreement.

E.             AFS represents that it has in place, and covenants to maintain in place during the term of this Agreement, a reasonable back-up, business continuity and disaster recovery plan. In the event of a mechanical breakdown or failure of communication or power supplies due to events beyond its control, AFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues.  AFS shall have no liability with respect to the loss of data or service interruptions caused by equipment failure provided such loss or interruption is not caused by AFS’s own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or obligations under this Agreement, including this section 6.

Notwithstanding the above, AFS reserves the right to reprocess and correct administrative errors at its own expense.

F.              In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will promptly notify the indemnitor concerning any situation which presents or appears likely to present the probability of a claim for indemnification.  The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification.  In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section.  Indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.   The indemnification obligations hereunder are subject to the indemnitee cooperating with indemnitor at indemnitor’s expense in its defense or settlement of any such claim.

G.            The indemnification obligations set out in this Section 6 shall survive termination of this Agreement.

7.  No Agency Relationship

Except as provided in the Agreement, nothing herein contained shall be deemed to authorize or empower AFS to act as agent for the other party to this Agreement, or to conduct business in the name of, or for the account of, the other party to this Agreement.

8.  Records

AFS shall keep records relating to the services to be performed hereunder, in the form and manner, and for such period as it may deem advisable and is agreeable to the Company but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act, and the rules thereunder.  AFS agrees that all such records prepared or maintained by AFS relating to the services to be performed by AFS hereunder are the property of the Company and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Company on and in accordance with its request.  Upon the reasonable request of the Company, copies of any such records in the form reasonably requested (if such form differs from the form in which AFS has maintained the same, the Company shall pay any expenses associated with transferring the same to such form), shall be provided by AFS to the Company.

9.  Data Necessary to Perform Services

The Company shall furnish to AFS the data and provide such documentation as is reasonably necessary to perform the services described herein at such times and in such form as mutually agreed upon.  If AFS is also acting in another capacity for the Company, nothing herein shall be deemed to relieve AFS of any of its obligations in such capacity.

10. Cooperation Necessary to Perform Services

The Directors of the Company shall cause the officers, investment adviser, legal counsel, independent accountants, transfer agent, custodian and other service providers and agents for the Company to reasonably cooperate with AFS and to provide AFS with such information, documents and advice relating to the Company as necessary and/or appropriate or as requested by AFS, in order to enable AFS to perform its duties hereunder.   Fees charged by such persons shall be an expense of the applicable Fund(s). AFS shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Company, investment adviser or service provider until receipt of written notice thereof from the Company.

11. Instruction Necessary to Perform Services

AFS may request written instructions from an officer of the Company with respect to any matter arising in connection with AFS’ performance hereunder and so long as AFS has not committed bad faith, gross negligence or willful misconduct in the performance of its duties under this Agreement, AFS shall not be liable for any action taken or not taken by it in good faith in accordance with such instructions.  Such request proposed to be taken or omitted to be taken by AFS with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken, and so long as AFS has not committed bad faith, gross negligence or willful misconduct in the performance of its duties under this Agreement, AFS shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such request on or after the date specified therein unless, prior to taking or omitting to take any such action, AFS has received written instructions in response to such application specifying the action to be taken or omitted.

12. Securities Valuation

It is understood that in determining Fund security valuations, AFS employs one or more pricing services, as directed by the Company, to determine valuations of portfolio securities for purposes of calculating net asset values of the Funds.  The Company shall identify to AFS the pricing service(s) to be utilized on behalf of the Funds. AFS shall price the securities and other holdings of each Fund for which market quotations or prices are available by the use of such services.  For those securities where prices are not provided by the pricing service(s) utilized by AFS, the Company shall approve, in good faith, the method for determining the fair value of the securities.  The Funds’ investment advisers shall determine or obtain the valuation of the Funds’ respective securities in accordance with those procedures and shall deliver to AFS the resulting prices for use in its calculation of net asset values.  AFS is authorized to rely on the prices provided by such service(s) or by the investment advisers or other authorized representative of the Funds without investigation or verification.

13. Counsel Necessary to Perform Services

Except with respect to any actual or potential dispute between AFS and/or any Fund and/or the Company, AFS may consult with counsel to the Company, the appropriate Fund or its own counsel, at the Company’s expense-upon the Company’s prior written approval, and so long as AFS has not committed bad faith, gross negligence or willful misconduct in the performance of its duties under this Agreement, shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of such counsel.

14.  Notification of Error

AFS shall notify Mr. Stephen Frantz and Ms. Brittany Fahrenkrog of the Company, in addition to any other person requested by the Company to be notified, of any material error caused by AFS within twenty-four (24) hours after discovery of any such error or omission.

Each Fund’s investment adviser will notify AFS of any discrepancy between the records of AFS and the records of the Fund it is aware of, including, but not limited to, failing to account for a security position in a Fund’s portfolio, by the later of:  within three (3) business days after receipt of any reports rendered by AFS; within three (3) business days after discovery of any error or omission not covered in the balancing or control procedure, or within three (3) business days of receiving notice from any shareholder of a Fund.

15.  Proprietary and Confidential Information

AFS agrees to treat confidentially and as proprietary information of the Company all records and other information relative to the Company and prior, present, or potential shareholders of the Funds, and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld, delayed or conditioned and may not be withheld where AFS may be exposed to civil or criminal contempt proceedings for failure to comply, provided the Company is afforded the opportunity, at its expense, to prevent such exposure, when requested to divulge such information by duly constituted authorities, or when so requested by the Company.

The Company agrees to treat confidentially and as proprietary information of AFS all records and materials relating to systems, processes, controls and other information about AFS.

16.  Term of Agreement

This Agreement shall become effective as of the date hereof and will continue in effect for a period of three (3) years.  After the initial period of three (3) years, this Agreement shall continue from year to year, subject to the termination provisions and all other terms and conditions hereof; provided, such continuance is approved at least annually by vote or written consent of the Directors, including a majority of the Directors who are not interested persons of either party hereto; and provided further, that neither party has terminated the Agreement in accordance with this section. Thereafter, this Agreement shall continue and remain in effect from year to year.  This Agreement may be terminated by either party at any time upon 60 days’ prior written notice to the other party or such other period as is mutually agreed upon by the parties.  This Agreement may be amended by mutual written consent of the parties. The provisions of Sections 6, 8, 13, 15, 16 and 20 shall survive the termination of this Agreement.

17.  Representations, Warranties and Agreements

A.                                    Representations, Warranties and Agreements of AFS.  AFS represents and warrants to, and agrees with the Company that:

(i)                                     It is duly organized and existing as a limited liability company and is in good standing under the laws of the State of Delaware;

(ii)                                  It is empowered under law applicable to AFS and by its limited liability company agreement to enter into and perform this Agreement; ;

(iii)                               All requisite limited liability company proceedings have been taken to authorize it to enter into this Agreement and perform the services contemplated hereunder; ;

(iv)                              It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards; ;

(v)                                 (x) The execution, delivery and performance of this Agreement by AFS does not breach, violate or cause a default under any agreement, contract or instrument to which AFS is a party or any judgment, order or decree to which AFS is subject; (y) the execution, delivery and performance of this Agreement by AFS has been duly authorized and approved by all necessary limited liability company action; and (z) upon the execution and delivery of this Agreement by AFS and the Company, this Agreement will be a valid and binding obligation of AFS; and;

(vi)                              Each of it and its subsidiaries rendering services hereunder has adopted and implemented written policies and procedures reasonably designed to prevent violations of the Federal Securities Laws (as defined under the rules related to the 1940 Act) related to the services provided by AFS to the Funds; it will review, no less frequently than annually, the adequacy of the policies and procedures and the effectiveness of their implementation and will report to the Funds any material changes made to the policies and procedures since the date of the last report, and any material changes made to the policies and procedures recommended as a result of the annual review; it will provide the Funds with an annual report of each material compliance matter that occurred since the date of the last report.

B.            Representations, Warranties and Agreements of the Company.  The Company represents and warrants to, and agrees with AFS that:

(i)                                     It is a corporation duly organized, validly existing and in good standing under the laws of the State of Nebraska and is registered with the SEC as a open-end management investment company under the 1940 Act;

(ii)                                  It is empowered under applicable laws and by its Organic Documents to enter into and perform this Agreement;

(iii)                               All requisite Company proceedings, including Board authorization, have been taken to authorize it to enter into and perform this Agreement;

(iv)                              (x) The execution, delivery and performance of this Agreement by the Company does not breach, violate or cause a default under any agreement, contract or instrument to which the Company is a party or any judgment, order or decree to which the Company is subject; (y) the execution, delivery and performance of this Agreement by the Company has been duly authorized and approved by all necessary action; and (z) upon the execution and delivery of this Agreement by AFS and the Company, this Agreement will be a valid and binding obligation of the Company;

(v)                                 The Company shall maintain a Directors and Officers/Errors and Omissions insurance policy with a carrier approved by AFS, which approval shall not be unreasonably withheld, delayed or conditioned, and each of the employees of AFS that serves or has served at any time as an officer of the Company or any Fund shall be covered by that policy, for so long as the Company or Fund maintains such a policy for its directors; and

(vi)                              The Company has undertaken all filings and other actions necessary to permit the Company to lawfully offer and sell shares in the Funds under the Securities Act of 1933 and the applicable securities laws of each state and territory in which the Company has or intends to offer and sell shares of its capital stock.

18.  Notices

Notices of any kind to be given by either party to the other party shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three (3) days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to AFS shall be sent to:

Atlantic Fund Administration, LLC

3 Canal Plaza, Suite #600

Portland, Maine 04101

Attn:  President

And notice to the Company shall be sent to:

Tributary Funds, Inc.

Attn: President

1620 Dodge Street; Stop 1089

Omaha, NE  68197

19. Assignment

This Agreement may not be assigned by either party without the prior written consent of the other party.

20.  Duties in the Event of Termination

Upon notice of termination by either party of this Agreement, AFS shall promptly transfer to any successor service providers the original or copies of all books and records maintained by AFS under this Agreement including, in the case of records maintained on computer systems, copies of such records in commercially reasonable, machine-readable form, and shall cooperate with, and provide reasonable assistance to, the successor service provider(s) in the establishment of the books and records necessary to carry out the successor service providers’ responsibilities.  The Company shall reimburse AFS for AFS’s reasonable costs associated with the copying and movement of records and material to any successor person, for providing assistance to any successor person in the establishment of the accounts and records necessary to carry out the successor’s responsibilities and for any out-of-pocket fees or expenses incurred by AFS in respect of the cancellation or termination of third party services provided in support of the services rendered by AFS pursuant to this Agreement.  AFS may retain copies of the Company’s relevant books, records, correspondence and other data in order to meet AFS’s legal and regulatory requirements.

21.  Governing Law

This Agreement shall be construed in accordance with the laws of the State of Nebraska without regard to conflicts of law principles.  However, nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation promulgated by the U.S. Securities & Exchange Commission thereunder.  The parties hereto agree that any legal action or proceeding with respect to this agreement shall be brought in the courts of the State of Nebraska or of th United States District Court for the Eastern District of Nebraska, and each consents to the exclusive jurisdiction of those courts.

22.  Amendment

This Agreement may not be amended or modified in any manner except by a written agreement executed by AFS and the Company to be bound thereby.

23.  Severability

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

24.  No Waiver

Each and every right granted to the parties hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time.  No failure on the part of either party to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by such party of any right preclude any other or future exercise thereof or the exercise of any other right.

25.  Counterparts

This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.  This Agreement shall be deemed to have been properly delivered if it is executed and delivered electronically.

26.  Interpretation

This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party or parties that drafted this Agreement or caused it to be drafted.  Words denoting the singular number shall also include the plural and vice versa as the context demands.  Words denoting any gender include all genders and words denoting persons shall include companies, partnership, firms and corporations and vice versa as the context demands.  Unless otherwise indicated herein, any reference in this Agreement to an article, section, appendix, exhibit or schedule shall mean the applicable article, section, appendix, exhibit or schedule of or to this Agreement.  As used in this Agreement, the terms (i) “include”, “includes” or “including” means “including, without limitation”; (ii) “herein”, “hereof” and other similar terms refers to this Agreement taken as a whole and not to a particular Section; and (iii) “party” or “parties” means the applicable party or parties to this Agreement (unless otherwise provided).  The titles, captions and headings of the articles and sections herein, and the use of a particular gender, are for convenience of reference only and are not intended to be a part of or to affect or restrict the meaning or interpretation of this Agreement.  The appendices, exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the day and year first written above.

Tributary Funds, Inc.		Atlantic Fund Administration, LLC

By:	/s/ Stephen R. Frantz	By:	/s/ Stacey E. Hong
	Stephen R. Frantz		Stacey E. Hong
	President		President

EXHIBIT A

Duties and Responsibilities:

AFS will provide the following services for each Fund:

Fund Officers:

•                  Provide qualified officers to each Fund including Chief Financial Officer (CFO) & Treasurer and Secretary;

•                  Provide Principal Financial Officer (PFO) for Fund Sarbanes-Oxley certifications.

Fund Accounting:

•                  Maintain portfolio records using security trade information communicated from each Fund’s investment adviser.

•                  Maintain a general ledger and other accounts, books, and financial records for each Fund in the form as agreed upon.

•                  Determine the net asset value on a daily basis according to each Fund’s accounting policies provided to AFS.

•                  Daily reconciliation of cash and securities to the Funds’ custodian;

•                  Daily reconciliation of capital shares and transactions to the Funds’ transfer agent;

•                  Daily reconciliation of shares to the each Fund’s investment adviser;

•                  Determine dividends and distributions.

Fund Administration:

•                  Prepare and file annual and semi-annual reports;

•                  Prepare and file Forms N-Q, N-SAR, N-PX, N-CSR and 24f-2 with the SEC;

•                  Coordinate prospectus and statement of additional information updates, including preparation of basic print layouts of the same, and review and file documents via EDGAR;

•                  Prepare each fund’s budget, review invoices and process payments;

•                  Coordinate annual audit and any regulatory audit inspections;

•                  Prepare and file federal and excise tax returns;

•                  Provide tax information to transfer agent for year-end tax reporting;

•                  Calculate each Fund’s performance;

•                  Coordinate each Fund’s Blue Sky permit filings;

•                  Facilitate web hosting;

•                  Design of quarterly fact sheets.

Assist with the addition of new Funds and/or share classes for the Funds, including contributing to the evaluation of investment advisers or subadvisers, coordinating prospectus and statement of additional information modifications respecting the same, including preparation of basic print layouts of the same, coordination of reviews and file documents via EDGAR.

Compliance Support:

•                  Monitor the investment adviser’s compliance with the 1940 Act requirements and with each Fund’s policies and limitations;

•                  Prepare Board agenda and materials, attend and record minutes of meetings;

•                  Assist in maintaining each Fund’s compliance policies and procedures;

•                  Provide the Company’s CCO with quarterly certification as to the services of AFS

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